Exhibit 10.37

AMENDMENT NO. 3
TO SECOND RESTATEMENT OF COAL SALES AGREEMENT

THIS AMENDMENT NO. 3 TO SECOND RESTATEMENT OF COAL SALES AGREEMENT (this “Amendment”) is made as of January 1, 2019, by and between THE FALKIRK MINING COMPANY, a wholly-owned subsidiary of The North American Coal Corporation and an Ohio corporation qualified to do business in North Dakota (“Falkirk”), and GREAT RIVER ENERGY, a Minnesota cooperative corporation (“GRE”).

WITNESSETH:

WHEREAS, Falkirk and GRE have entered into a Second Restatement of Coal Sales Agreement, dated as of January 1, 2007, as amended (the “Coal Sales Agreement”); and
WHEREAS, Falkirk and GRE desire to amend the Coal Sales Agreement as hereinafter provided;
NOW, THEREFORE, it is agreed as follows:
1.Section 2 of the Coal Sales Agreement is amended to add a new Section 2(i) at the end thereof which shall read as follows:

“(i)	The following provisions apply to GRE’s use of coal at Spiritwood Cogeneration Station:

(i)
All coal used by GRE at Spiritwood Cogeneration Station shall be coal purchased from Falkirk pursuant to this Agreement. The coal required to be purchased by GRE pursuant to this Section 2(i) may be coal directly from Falkirk’s Mine, coal that is recovered and reclaimed pursuant to Section 2(g) above, or coal refined by ProjectCos, but only if the feedstock for such refined coal was coal from Falkirk’s Mine;

(ii)
Commencing in 2015, in the event that GRE does not purchase the Minimum Spiritwood Tonnage (as hereinafter defined) from Falkirk for use at Spiritwood Cogeneration Station in any applicable period during the term of this Agreement, and GRE uses fuel other than coal from Falkirk in Spiritwood’s circulating fluidized bed boiler (the “CFB Boiler”), GRE shall pay to Falkirk an amount equal to the Agreed Profit multiplied by the shortfall in the Minimum Spiritwood Tonnage. Subject to Section 2(i)(vi) below, the “Minimum Spiritwood Tonnage” shall be the Tons of coal during the following periods: 483,600 during any of 2015, 2016 or 2017; 197,415 from January 1, 2018 through May 29, 2018; 205,099 from May 30, 2018 through December 31, 2018; and 346,580 during 2019 or any year thereafter;

(iii)	For example, if GRE purchased 300,000 Tons of coal from Falkirk for use at Spiritwood Cogeneration Station in 2019, and GRE uses fuel other than coal from Falkirk in the CFB Boiler, GRE would pay Falkirk an amount equal to the Agreed Profit multiplied by 46,580;

(iv)
The weight of coal intended for use at Spiritwood shall be determined at the rail load out located adjacent to Coal Creek Station. The weight of all coal that is refined before delivery to Spiritwood shall be adjusted in a manner mutually agreed to by the parties to account for moisture reduction and other weight loss in the refining process so that the adjusted weight is approximately equivalent to the weight of the coal at the point of delivery described in Section 6 of the Coal Sales Agreement;

(v)
In the event of force majeure at Spiritwood Cogeneration Station, the Minimum Spiritwood Tonnage shall be prorated for the period during which the force majeure occurs by multiplying the Minimum Spiritwood Tonnage for that year by a fraction, the numerator of which is 365 minus the number of days the force majeure continues, and the denominator of which is 365. For purposes of this Section 2(i), force majeure shall include strikes, labor disputes, fires, accidents, failure of equipment, inability of GRE to obtain necessary equipment by reason of a general short supply thereof, federal and state laws or regulations, or other contingencies, whether of a like or different nature, that are beyond the control of GRE and are not due to its negligence, any of which contingences prevent or interfere with the transportation of coal purchased hereunder to, or the taking of delivery of coal purchased hereunder at, the Spiritwood Cogeneration Station. GRE shall use is best efforts to eliminate any such force majeur; and

(vi)
Falkirk agreed to the reduction in the Minimum Spiritwood Tonnage from 483,600 in 2015, 2016 and 2017 to 346,580 commencing in 2019 due to reduced steam sales from Spiritwood caused by the loss of a steam purchaser. In the event that Spiritwood adds one or more steam purchasers in 2019 or any subsequent year, GRE will calculate a new, greater Minimum Spiritwood Tonnage for the increased steam sales using the same methodology used in its heat balance cases 33 and 61 presented to Falkirk, and shall provide written notice to Falkirk that the increased Minimum Spiritwood Tonnage shall apply effective as of the date the additional steam purchaser(s) first purchases steam from Spiritwood, with the Minimum Spiritwood Tonnage being prorated for any partial year from that date through December 31 of the same calendar year.

2.This Amendment shall terminate if (a) GRE or its affiliates no longer own any portion of Spiritwood Cogeneration Station or the entity which owns Spiritwood Cogeneration Station and (b) GRE has purchased any membership units in Midwest AgEnergy Group, LLC, a North Dakota limited liability company, held by North American Coal or its affiliates at a price equal to the greater of (i) the fair market value of such units or (ii) the subscription price paid by the holder for such units. GRE may terminate this Amendment upon North American Coal or its affiliates no longer owning any membership units in Midwest AgEnergy Group, LLC.

3.This Amendment supersedes Amendment No. 2 to Second Restatement of Coal Sales Agreement.

IN WITNESS WHEREOF, the parties hereto, with the intent to be bound, have executed this Amendment as of the day and year first above written.

THE FALKIRK MINING COMPANY

By    /s/ Jay H. Kost
Its     President

Attest    /s/ John D. Neumann
Secretary

GREAT RIVER ENERGY

By    /s/ Richard Lancaster
Its    Vice President

Attest    /s/ Eric J. Olsen
                Assistant Secretary

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